Exhibit 23.03
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement on Form S-1 Amendment #2 being filed by Lime Energy Co. (the “Company”) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 25, 2005 with respect to our audits of the consolidated financial statements of Maximum Performance Group, Inc. as of December 31, 2004 and 2003, and for the years then ended, which report is included in the Company’s Report on Form 8-K/A of Maximum Performance Group, Inc. dated May 3, 2005 and filed on July 15, 2005 with the Securities and Exchange Commission, which report appears in the Prospectus, which is part of this registration statement.
We also consent to the reference to our firm under the caption “Experts” in the Prospectus.
/s/ Marcum & Kliegman LLP
Marcum & Kliegman llp
Melville, NY
January 26, 2007